Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333- 169476) of Greektown Superholdings, Inc. of our report dated March 25, 2011, with respect to the consolidated financial statements and schedule of Greektown Superholdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Detroit, Michigan
March 25, 2011